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                                                                    Exhibit 10.7

                         Security Capital U.S. Realty
                        Security Capital Holdings S.A.
                             25b, boulevard Royal
                               L-2449 Luxembourg



                                                                   July 28, 2000



Mr. Thomas A. Carr
President and Chief Executive Officer
CarrAmerica Realty Corporation
1850 K Street, N.W.
Washington, D.C. 20006

Dear Tom:

     This letter is to confirm our mutual understanding and agreement as follows in connection with that certain Stockholders Agreement, dated as of April 30, 1996, by and among Carr Realty corporation (now known as CarrAmerica Realty Corporation) (the "Company"), Carr Realty, L.P., Security Capital Holdings S.A.
                   -------
and Security Capital U.S. Realty (as the same as been heretofore amended, the

"Stockholders Agreement"), and shall for all purposes constitute an amendment to
-----------------------
the Stockholders Agreement. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Stockholders Agreement.

     The parties hereto and to the Stockholders Agreement understand that the Company is contemplating a substantial stock repurchase program. In the event that, as a result of any repurchases of Company Common Stock, Investor at any time (whether during the Standstill Period or any Standstill Extension Term or thereafter) Beneficially Owns more than 45% of the outstanding shares of Company Common Stock (such shares in excess of such 45% threshold being referred to as "Affected Shares"), Investor will vote or, to the extent it has the power to do
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so, cause to be voted, on all matters submitted for a vote or other action of shareholders, all Affected Shares, in Investor's discretion, either (i) in accordance with the recommendation of the Board or (ii) for and against such matters in the same proportions as other shareholders of the Company. A share of Company Common Stock shall cease to be an Affected Share from and after the time that the Beneficial Ownership of such share does not result in Investor Beneficially Owning more than 45% of the outstanding shares of Company Common Stock.

     In addition, if requested by the Company at any time and from time to time, all Affected Shares will be exchanged for an equal number of shares of non-voting convertible common stock of the Company (or fully participating common-equivalent non-redeemable preferred stock with a nominal preference upon liquidation and no pref-
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Mr. Thomas A. Carr
July 28, 2000
Page 2

ference as to dividends other than to participate on a pro rata basis with the Company Common Stock, and such other terms as are appropriate to precluding such exchange from generating taxable income under current laws, regulations and interpretations) ("Non-voting Stock"). The rights of the Non-voting Stock will
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at all times and notwithstanding any subsequent action by the Company or the holders of Company Common Stock be identical in all respects to the Company Common Stock except (i) the Non-voting Stock will not have the right to vote on any matters submitted for a vote of shareholders (other than as may have an adverse effect on the relative rights and preferences of the Non-voting Stock, as to which the Non-voting Stock shall vote as a separate class) and (ii) the Non-voting Stock will be convertible on a one-for-one basis into shares of Company Common Stock in whole or in part at any time and from time to time (a) upon a transfer to a third party of shares of the Non-voting Stock in compliance with the Stockholders Agreement and the Amended and Restated Articles of Incorporation of the Company, as amended from time to time (the Articles"),
                                                                --------
including, without limitation (but giving effect to), the Special Shareholder Limit or any Exempted Holder exemption to the Ownership Limit (as such terms are defined in the Articles), or (b) at the election of the holder, to the extent that, giving effect to such conversion, Investor does not Beneficially Own in excess of 45% of the outstanding shares of Company Common Stock (without taking into account the right to convert any shares of Non-voting Stock). Investor will have the right to consent, such consent not to be unreasonably withheld or delayed, to the specific terms of any instrument creating or setting forth the terms of the Non-voting Stock.

     Notwithstanding anything to the contrary herein, in no event will this letter agreement require any exchange of Affected Shares into shares of Non-voting Stock if there has been a change in law, regulation or interpretation after the date hereof or the existence of circumstances not currently contemplated that would cause such exchange and/or any subsequent exchange of Non-voting Stock back to Company Common Stock to result in any taxable income or gain to Investor or any holder or Beneficial Owner of Affected Shares.

     Investor will permit the Company to submit to the shareholders of the Company for their consideration one or more proposals to approve the foregoing, and Investor will vote or, to the extent it has the power to do so, cause to be voted all shares of Company Common Stock controlled by it in favor of such proposals.

     In addition, the Company hereby (i) grants an Exempted Holder exception to the Special Shareholder Limit and the Ownership Limit (each as defined in the Articles) to the extent, if any, that Section 5.7 of the Articles does not operate to prevent any shares of Company Common Stock Beneficially Owned by Investor from becoming or being deemed to be Excess Shares (as defined in the Articles) as a result of any repurchase by the Company and (ii) confirms that Investor shall not be considered to have Acquired (as defined in the Articles) Beneficial Ownership (as defined in the Articles) of
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Mr. Thomas A Carr
July 28, 2000
Page 3

any securities for the purposes of Section 5.2 (vii) of the Articles as a result of any repurchases of securities by the Company.

     Each of the parties to this letter agreement agree that, from time to time, such party will take such actions as may be necessary or reasonably requested by another party to carry out the purposes and intents hereof. This letter agreement may be amended, modified, superseded, cancelled, renewed or extended only by a written instrument signed by the party to be charged therewith. If the foregoing correctly reflects our understanding, please sign below to so indicate your understanding and agreement regarding these matters, whereupon this letter agreement will become a binding contract between us and constitute an amendment to the Stockholders Agreement.

                                        Sincerely,

                                        SECURITY CAPITAL U.S. REALTY

                                        By: /s/ William D. Sanders
                                           ----------------------------
                                           Name: William D. Sanders
                                           Title:

                                        SECURITY CAPITAL HOLDINGS S.A.

                                        By: /s/ Jeffrey A. Cozad
                                           ----------------------------
                                           Name: Jeffrey A. Cozad
                                           Title:
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Mr. Thomas A. Can
July 29, 2000
Page 4


Acknowledged:

CARRAMERICA REALTY CORPORATION

By: /s/ Thomas A. Carr
   ---------------------------
    Name: Thomas A. Carr
    Title:

CARR REALTY, L.P.

By: /s/ Thomas A. Carr
   ---------------------------
   Name: Thomas A. Carr
   Title: